EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-147540, No. 333-165888 and No. 333-167624 on Form S-8 and the Registration Statement No. 333-181533 on Form S-3 of our report dated February 28, 2014 (February 27, 2015 as to the effects of revision discussed in Note 1 and the effects of discontinued operations discussed in Note 3), relating to the consolidated financial statements of MSCI Inc. appearing in this Annual Report on Form 10-K of MSCI Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2015